Exhibit 28(h)(4)(A)

STATE STREET BANK AND TRUST COMPANY

SECURIAN FUNDS TRUST

FUND ACCOUNTING AND FUND ADMINISTRATION

FEE SCHEDULE AS

OF MAY 1, 2013

AMENDED AND RESTATED MAY 1, 2014

This Fee Schedule is for services (the “Services”) provided by State Street Bank and Trust Company or its affiliates (“State Street”) to the Funds (as defined below) pursuant to that certain (a) Investment Accounting Services Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Fund Accounting Agreement”), (b) Administration Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Administration Agreement” and (c) Money Market Services Agreement by and between State Street and the Fund dated as of May1, 2012, (the “Money Market Services Agreement” and together with the Administration Agreement, the “Agreements,” all as may be amended, supplemented, restated or otherwise modified from time to time). This fee schedule shall apply to all funds, portfolios or accounts that may be party or subject to the Agreements from time to time (each a “Fund” and collectively, the “Funds”).

I.	ACCOUNTING AND ADMINISTRATION SERVICES

For the provision of fund accounting and administration services pursuant to the Investment Accounting and Administration Agreements, State Street shall be entitled to the fees set forth below. The Accounting and Administration fee will be billed monthly in arrears and is equal to the greater of the Basis Point Fee or the Minimum Monthly Fee. The Basis Point Fee will be calculated by multiplying the average daily net assets of all Funds by the basis point fees shown in the table below. The Minimum Monthly Fee will be calculated by multiplying the Minimum Monthly Fee per Fund by the number of Funds to arrive at the total minimum fee. This amount does not include out-of-pocket expenses or any other fees, charges or expenses specifically identified in this fee schedule.

Accounting and Administration Fee

Annual Fees Per Fund or Portfolio*
Bond Portfolios First $300 Million	4.0 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.0 BP

Equity Index Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Balanced Portfolios
First $300 Million	3.0 BP
Next $300 Million	2.0 BP
Excess of $600 Million	1.0 BP

Government Bond Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

International Portfolios
First $300 Million	4.5 BP
Next $300 Million	3.5 BP
Excess of $600 Million	2.5 BP

Money Market Portfolios
First $300 Million	3.0 BP
Next $300 Million	2.5 BP
Excess of $600 Million	2.0 BP

Mortgage Security Portfolios
First $300 Million	3.5 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.5 BP

Real Estate Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Minimum Fee (per Fund)
Minimum Monthly Asset Charge per portfolio	$3,500
Monthly Base Fee per portfolio	$400
Classes, each additional/month	$350

*	All break points will be calculated on an individual per fund basis

Over-the-Counter (“OTC”) Traded Derivatives	See [Appendices 1 and 2]**

– Bi-Lateral	See Attached Rate Card

– Cleared	See Attached Rate Card

Foreign Exchange through State Street Global Markets	No Charge 1

Valuation Fee

Security Type:	Monthly Quote Charge
Municipal Bonds	$8
Corporate, Municipal, Convertible, Government Bonds and Adjustable Rate Preferred Stocks	$8
Government, Corporate Bonds	$8
Government, Corporate and Convertible Bonds via Merrill Lynch	$8
Foreign Bonds	$13
Options, Futures and Private Placements	$6
Listed Equities excluding International and OTC Equities	$5
International Equities	$13
CMO’s and ABS’s	$40

For billing purposes, the total monthly quote charge will be based on the number of CUSIPS multiplied by the monthly quote charge. If Advantus Funds would prefer to use its fee schedule with FT Interactive Data, State Street would use those costs.

Total Return Calculation	$70 per month per return

REIT Analysis

Annual Fee/Calculation/Fund	$5,000

NQ Financial Reporting

Below are eight (12) funds that require N-Q filings with the SEC in respect to their first and third fiscal quarters. Any additional funds added will be charged based upon the investment and trading characteristics of the fund

8 SFT Fund Portfolios		Per Portfolio Fee
Bond	811-04279	4893
Money Market	811-04279	3605
Mortgage Securities	811-04279	4893
Index 500	811-04279	5150
Managed Volatility	811-04279	5000
International Bond	811-04279	5150
Index 400 Mid-Cap	811-04279	5150
Real Estate Securities	811-04279	4120
T Rowe Price Value Fund	811-04279	5150
Ivy Growth Fund	811-04279	5150
Ivy Small Cap Growth Fund	811-04279	5150
Pyramis Core Equity Fund	811-04279	5150
Quarterly Total		58,561
Annualized Total		117,122

1 The Transaction Processing Fees are per trade processing fees charged for processing the settlement of transactions by State Street on behalf of the Funds in connection with the provision of custody services under the Custody Agreement. These Transaction Processing Fees, unless otherwise waived, apply whether a Fund or its third party investment managers entered into such transactions with or through State Street or one of its affiliates or a third party dealer or broker. The processing fees are in addition to, and are not to be construed as payments in lieu of, any compensation (as described herein) that may be earned by State Street or any of its affiliates or by a third party dealer or broker in connection with such transaction.

State Street Global Markets, a separate division of State Street, offers principal or “dealer” trading services as well as agency execution services (which include its proprietary electronic trading platforms) in a variety of asset classes, including most of those described in this schedule. A Fund or its third party fiduciary investment managers may select State Street Global Markets to effect principal or agency transactions; however, any such services, irrespective of whether trade orders are transmitted through State Street’s custody or trustee operations, are conducted under contractual or other arrangements that are distinct from its services and obligations under the Agreements. When State Street or State Street Global Markets acts as a counterparty (e.g., foreign exchange, over the counter derivatives, repurchase transactions) to a Fund, such transactions are principal transactions and State Street or State Street Global Markets enters into them as a dealer and not in a fiduciary, agency or similar capacity (regardless of any other relationships between State Street and the Funds under the Agreements). In connection with such trading or agency execution services, State Street Global Markets may receive compensation from the Funds in a variety of forms, including a commission, click fee, revenue share, spread, mark-up, mark-down, interest, fee or similar amount.

II.	FUND ADMINISTRATION MONEY MARKET SERVICES

For the provision of money market services provided pursuant to the Money Market Services Agreement, State Street shall be entitled to the fees set forth below. Terms set forth herein and not otherwise defined shall have the meanings ascribed to them in the Money Market Services Agreement.

Operations Fees	Per Portfolio
Prepare monthly stress test reporting	$12,000 Annually
Prepare monthly report of portfolio holdings statements to assist in posting portfolio information to the Fund’s websites	$12,000 Annually
Prepare the new Form N-MFP for SEC filing on a monthly basis	$9,000 Annually

III.	ADDITIONAL SERVICES

Additional special activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. There will be a fee of $200 per hour for customized programming or customized transmissions. Fees for other special items will be negotiated separately.

Significant regulatory changes, significant legal changes or changes in the Funds’ service elections or status may, as a result of such changes, necessitate additional services, processing or reports. In these instances, if State Street elects to provide such services or arrange for their provision, State Street shall be entitled to additional fees and expenses as negotiated with the Funds.

IV.	STATE STREET COMPLIANCE 38

Annual Fees
Compliance Reporting –Securian Funds Trust	$618 per Fund

•	Copies of procedures and controls (revisions to be provided periodically) at the summary and detail level.

•	Annual Certification of procedures and controls by State Street

•	CCO forums and workshops

3rd Party audit review	Reimbursable as Out of Pocket

Board Reporting (travel expenses)	Reimbursable as Out of Pocket

V.	REIMBURSABLE EXPENSES

Reimbursable expenses will be passed on to Securian Funds Trust. A billing for the recovery of applicable reimbursable expenses will be made as of the end of each month. Reimbursable expenses include, but are not limited to the following:

• Pricing, including research and verification of prices	• Duplicating
• Overnight mailings	• Non-recurring legal fees
• SSAE 16	• Third-party internal control review letter
• NAIC charges	• Subcustodian out-of-pocket charges (market fees, registration fees, stamp duties, etc.)
• Connection charges	• SWIFT charges
• Communications/equipment costs (telephone, lease lines, etc.)	• Travel and lodging for Board meetings if attendance is required
• Postage and insurance
• Courier service

VI.	CONFIDENTIALITY

This fee schedule is the confidential information of the parties and shall not be disclosed to any third party without the prior written consent of the other parties.

VII.	ASSUMPTIONS

The Funds acknowledge that the overall fee structure set forth in this fee schedule, is provided by State Street upon the assumptions agreed upon with the Funds, and information provided by the Funds including, but not limited to: (i) the expectation that the total combined number of Funds and assets under custody shall be approximately 12 Funds with approximately $2.0 billion in assets under administration and (ii) the overall relationship that the Funds are expected to have with State Street including, as applicable, the Funds engaging State Street to perform such ancillary services and other factors such as the Funds’ intention to hold cash balances at State Street in interest-bearing or non-interest bearing demand deposit accounts.

In the event that the assumptions underlying this fee schedule are not met or the overall relationship between the Funds and State Street and the revenue derived from the overall relationship is not substantially similar to the relationship or revenue envisaged by State Street at the time the Agreements were executed, the parties hereto agree to negotiate a revised fee schedule in good faith

VIII. EFFECTIVENESS

This fee schedule shall become effective upon the commencement of the provision of the Services and shall remain in effect for two (2) years and from year to year thereafter, until it is revised as a result of negotiations initiated by either party.

IX.	PAYMENT OF FEES

The fees, charges and expenses set forth herein will be charged against each monthly. Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by Billing. Failure to charge a fee is not a waiver of that fee.

X.	SIGNATURES

STATE STREET BANK AND TRUST COMPANY

BY:
NAME:
TITLE:

SECURIAN FUNDS TRUST

BY:
NAME:
TITLE:

Appendix 1

OTC PROCESSING RATES - BILATERAL

Basic Standard Services:

Category	Driver	Services Included	Frequency of Charge	Rate
Transaction Charge	• Number of transactions (low complexity instruments)	• Trade processing (new trades, novations and terminations), and	• Charge per event per position per fund	$64
	• Number of transactions (high complexity instruments)	• Payment Services (settlement of upfront and periodic payments)		$96
Monthly Instrument Charge	• Number of positions (low complexity instruments)	• Pricing, and • Corporate action and event monitoring	• Monthly charge per position per fund	$32
	• Number of positions (high complexity instruments)			$48

Value Added Services:

Category	Components	Frequency of Charge	Additional Rates
Transaction Management	• Manual trade capture	• Charge per position captured or amended	$20
Cash Management	• Calculation	• Charge per event per allocated position	$10
Valuation	• Notification • Independent valuation • Multiple source validation • Valuation reconciliation	• Monthly charge per allocated position	$10
Reconciliation	• Trade reconciliation	• Monthly charge per allocated position	$5
Document Management	• Document collection • Scan and store documents • Provide document access	• Monthly charge per allocated position	$10
Information Delivery	• Non-standard reporting	• Monthly charge per customized report	TBD
Collateral Adequacy Testing	• CSA term tracking • Collateral call execution	• Annual fee per agreement • Annual fee on COM • Per transaction	$3,000 1.25bp $30
Additional Services	• Risk management	• Annual charge per fund	$1.5K-$19K
	• Performance & Analytics	• TBD	TBD
	• Compliance	• Annual charge per fund	$1K-$3K

Global Services – Back Office

Cleared Derivatives Rate Card

STANDARD CLEARED DERIVATIVES SERVICES
Category	Driver	Services Included	Frequency of	Standard
Transaction Charge	• Number of automated	• Transaction processed (e.g., trade capture,	• Charge per transaction per	$25

	• Number of manual	• Transaction processed (e.g., trade capture,	• Charge per transaction per	$50

Cash Payments	• Number of payments	• Settlement of upfront, periodic payments	• Per payment	Current agreed

Maintenance Charge	• Number of allocated positions	• Calculation of variation margin • Valuation from exchange and Futures Commission Merchant (FCM)	• Monthly charge per allocated position • NOTE: For funds with less than 10	$48

ADDITIONAL SERVICES
Category	Driver	Components	Frequency of Charge	Add’l Rates
Additional FCMs Per Fund	• Number of FCMs	• Per additional FCM per fund	• Monthly charge per fund	• $100

Information Delivery	• Per request	• Non-standard reporting	• Monthly charge per customized report	• TBD by request

Consulting Support for Transition to Central Clearing	• Per person per hour	• Dependent on level of staff support provided (as mutually agreed)	• Hourly rate	• $75 Assoc • $100 Sr. Assoc • $140 Officer • $200

Appendix 2

Categorization Examples of High and Low Complexity

Low Complexity:

•	Interest Rate Swaps (IRS)

•	Amortizing

•	Cancelable

•	Vanilla

•	Zero Coupon

•	OIS

•	FRA

•	IR Option

High Complexity:

•	Interest Rate Swaps (IRS)

•	Swaption

•	Inflation

•	Inflation Zero Coupon

•	Cross Currency

•	NDF

•	NDF Coupon

•	Balance Guaranteed

•	CMM FRA

•	Spread Lock

•	Basis

•	Bullet Pay

•	Credit Default Swaps (CDS)

•	Single Name Corporate/Sovereigns

•	Index
•	Cap, Floor, FX, and Credit Default Swaps (CDS)

•	Basket

•	Tranche

•	ABS

•	CMBS

•	LCDS

•	CDO

•	Equity Derivative

•	Return Swap

•	Commodity Swap

•	CFD